Exhibit 99.2

Second Quarter 2006 Earnings Call August 11, 2006

Exhibit 99.2

This document contains “forward-looking” statements, as that term is defined by the federal securities laws, about our financial condition, results of operations and business. Forward-looking statements include certain anticipated, believed, planned, forecasted, expected, targeted and estimated results along with TriMas’ outlook concerning future results. The words “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “forecasts,” or future or conditional verbs, such as “will,” “should,” “could,” or “may,” and variations of such words or similar expressions are intended to identify forward-looking statements. All forward-looking statements, including, without limitation, management’s examination of historical operating trends and data are based upon our current expectations and various assumptions. Our expectations, beliefs and projections are expressed in good faith and we believe there is a reasonable basis for them. However, there can be no assurance that management’s expectations, beliefs and projections will be achieved. These forward-looking statements are subject to numerous assumptions, risks and uncertainties and accordingly, actual results may differ materially from those expressed or implied by the forward-looking statements. We caution readers not to place undue reliance on the statements, which speak only as of the date of this document. The cautionary statements set forth above should be considered in connection with any subsequent written or oral forward-looking statements that we or persons acting on our behalf may issue. We do not undertake any obligation to review or confirm analysts’ expectations or estimates or to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events. Risks and uncertainties that could cause actual results to vary materially from those anticipated in the forward-looking statements included in this document include general economic conditions in the markets in which we operate and industry-based factors such as: technological developments that could competitively disadvantage us, increases in our raw material, energy, and healthcare costs, our dependence on key individuals and relationships, exposure to product liability, recall and warranty claims, compliance with environmental and other regulations, and competition within our industries. In addition, factors more specific to us could cause actual results to vary materially from those anticipated in the forward-looking statements included in this document such as our substantial leverage, limitations imposed by our debt instruments, our ability to successfully pursue our stated growth strategies and opportunities, including our ability to identify attractive and other strategic acquisition opportunities and to successfully integrate acquired businesses and complete actions we have identified as providing cost-saving opportunities. Safe Harbor Statement

Agenda 2006 Second Quarter Financial Highlights 2006 Second Quarter Operating Highlights 2006 Second Quarter Financial Performance TriMas Capitalization Summary Q&A Appendix

2006 Second Quarter Financial Highlights TriMas is a manufacturer of highly engineered products. Our defining attributes include leading market shares, strong brand names, and diversity of end markets, customers and products. Our second quarter earnings performance had 3 of our 5 segments improve over prior year, while our Industrial Specialties and RV & Trailer Products segments were essentially flat compared to the prior year. TriMas had sales of $279.6 million in second quarter 2006, representing an increase of approximately $10 million, or 3.7% over second quarter 2005. Packaging Systems was up 8.0% as compared to Q2 2005 due to strong market demand, overall economic expansion and new products. Energy Products revenue increased 23.6% driven by strong market demand from existing customers, expanded product offerings, and increasing international sales.Industrial Specialties increased 2.2% during the quarter. While demand has moderated somewhat, we still experienced year-over-year sales increases of 7.9% in our aerospace fasteners business, 6.3% in our industrial cylinder business and 11.4% in our precision tools business. Sales of our NI Industries defense business decreased $1.7 million compared to the year ago period due to the timing of shell casing deliveries to the U.S. Military. RV & Trailer Products revenue was essentially flat as compared to Q2 2005. Recreational Accessories revenue was down 1.9% as compared to Q2 2005 as a result of softer market demand due to increased fuel and interest rate costs. The Company reported Q2 2006 operating profit of $31.5 million, an increase of $2.3 million or 7.9%, compared to operating profit of $29.2 million in Q2 2005.

2006 Second Quarter Financial Highlights Adjusted EBITDA during the quarter was $40.0 million, representing an increase of $4.0 million or 11.1% as compared to Q2 2005. The increase in Adjusted EBITDA was due to: Continued earnings expansion within Packaging Systems and Energy Products. Better conversion within Recreational Accessories driven by improved material margins due to sourcing initiatives and lower variable and fixed overhead spending as a result of cost initiatives implemented in the second half of 2005. Second quarter 2006 income from continuing operations was $6.9 million or $0.33 per share on a fully-diluted basis versus income from continuing operations of $4.9 million or $0.24 per share in the year ago period. This increase was driven by the following: Strong increases in net sales in three of our five business segments. Higher operating profit margins due to improved material margins in all segments and increased productivity within Recreational Accessories in the quarter compared to the prior year. We expect this earnings momentum to continue as we move through 2006. Total debt and securitization at June 30, 2006 was $773.5 million, a decrease of approximately $10 million compared to June 30, 2005. TriMas finished the quarter with $169.5 million of net operating working capital, or 15.0% of sales compared to $155.4 million or 14.0% of sales for the same period a year ago.

2006 Second Quarter Financial Highlights TriMas closed on its Amended and Restated Credit Agreement on August 2, 2006. Under the Amended and Restated Credit Agreement, the Company’s Bank LTM EBITDA at June 30, 2006 was $147.9 million, which supported our lending ratios: Leverage ratio was 5.23x vs. a leverage covenant of 5.75x. Interest coverage ratio was 1.89x vs. our covenant of 1.50x. TriMas had $1.4 million in cash at quarter end and approximately $77 million in available liquidity under our Amended and Restated Credit Agreement. On August 3, 2006, TriMas filed a registration statement on Form S-1 for a proposed initial public offering of shares of its common stock. In the quarter, we sold our asphalt-coated paper business, which resulted in a $1.7 million loss net of related tax benefits of $1.4 million. These amounts have been reflected in discontinued operations. In our industrial fastener business, which is also reported as discontinued operations, we recorded a $2.0 million loss, net of related tax benefits of $1.3 million. The loss reported was impacted by the closure of our Lakewood, OH steel processing plant, which resulted in approximately $1.0 million of one-time closure costs in the quarter, but is expected to positively impact cash flow going forward. We continued to use our free cash flow to reduce debt which was reduced approximately $10 million compared to the year ago period. TriMas’ business future continues to be defined by strong organic growth, increased earnings and free cash flow.

Operating Highlights

Packaging Systems Net sales for the quarter were $53.9 million, an increase of 8.0% compared to second quarter 2005, with the increase primarily driven by stronger demand for industrial closure products and specialty tapes, laminates and insulation products, and increased sales of new consumer product dispensing applications. Adjusted EBITDA in Q2 2006 increased to $13.3 million from $10.7 million in Q2 2005, an increase of 24.3% attributed to increased sales levels and moderating raw material costs. Operating profit for second quarter 2006 improved approximately 8.6%, to $10.1 million (18.8% of sales) from $9.3 million (18.6% of sales) in second quarter 2005. It should be noted that Rieke had an intercompany loan-related foreign exchange loss in Q2 2005 of approximately $1.5 million, which negatively impacted Adjusted EBITDA but not operating profit. The loss on the sale of Compac’s asphalt-coated paper business of $1.7 million, net of related tax benefit of $1.4 million was reported in discontinued operations. The facility has been closed and equipment sold. Packaging Systems expects positive earnings momentum to continue through 2006 with strong demand for both industrial and consumer based products.

Energy Products Q2 2006 sales of $38.7 million, an increase of $7.4 million, or 23.6% as compared to the year ago period. Adjusted EBITDA in the quarter was $6.2 million compared to $4.1 million in Q2 2005, an increase of 51.2%. Operating profit improved $2.0 million to $5.5 million from $3.5 million in second quarter 2005. The Energy Products segment expects continued earnings momentum throughout 2006 driven by: Strong market demand due to favorable conditions for the oil and gas producers Extended product line offerings and an expanded sales focus on international markets Increased market share gains due to superior delivery performance

Industrial Specialties Net sales for Q2 2006 were $47.1 million, an increase of 2.2% compared to the same period a year ago driven by economic expansion, new product introductions and market share gains. Monogram continues to experience strong demand for its aerospace fasteners with a sales increase of approximately 7.9% in the second quarter of 2006 over the same period a year ago. They continue to maintain a very strong order backlog. Norris Cylinder’s sales increased 6.3% over Q2 2005 with a continued strong order backlog and an increase in our international sales of ISO cylinders. Precision Tool sales increased 11.4% due to strong demand for cutting tools in industrial markets and growth initiatives in medical equipment. NI Industries sales decreased $1.7 million compared to the year ago period due to timing of shell casing deliveries to the United States military. Adjusted EBITDA was approximately flat in the quarter at $11.1 million compared to $11.4 million in the year ago period. Operating profit for the quarter was $9.9 million compared to $10.2 million. The Industrial Specialties group of companies expects continued earnings momentum throughout 2006.

RV & Trailer Products Q2 2006 sales, operating profit and Adjusted EBITDA were essentially flat as compared to the same period a year ago. Our import competition continues to cause reduced pricing in all markets for standard products. Sourcing initiatives are beginning to deliver results and are being viewed as a strategic advantage by our customers. Demand from OE customers in Australia remains stable, although there is a shift to lighter duty tow bars which have a lower content per vehicle value. Our focus in this segment will be to accelerate sourcing initiatives and to continue to provide our customers with engineered product solutions, order fill and delivery performance. Our outlook for the RV & Trailer Products group is conservative due to its exposure to consumer spending for products such as RV’s, boats and horse trailers and other lifestyle products, given uncertainty around interest rates and fuel prices. Thailand project proceeding as planned. Start-up quality of product has been excellent. Currently awaiting supply approvals from Nissan and Toyota. Products to be sold into aftermarket dealership channels of Japanese OEM’s in Southeast Asia, Middle East and Australia.

Recreational Accessories Q2 2006 sales decreased $1.7 million to $88.4 million, or 1.9%, from $90.1 million in the prior year. Operating profit in Q2 2006 increased (on lower sales) as our cost reduction/sourcing strategy takes hold. Sales in our Consumer business was up modestly at 4% while Towing sales were off approximately 6%. We believe interest rates and fuel prices are impacting our sales performance. Adjusted EBITDA in Q2 2006 increased $2.7 million to $9.0 million from $6.3 million in Q2 2005. Quarterly operating profit increased $2.8 million to $6.5 million from $3.7 million in Q2 2005 primarily due to: Improved material margins and reductions in variable and fixed costs due to cost reduction initiatives implemented in the second half of 2005. The competitive pricing pressures that impacted margins within our Consumer (retail) business in 2005 continue to be addressed via sourcing initiatives and selected pricing actions. Our initiatives are on plan. Continued margin expansion is expected in this business in 2006. The rest of year forecast remains conservative given the pressures on demand caused by gasoline prices and interest rate costs. Our Towing business is regaining market share in customized towing and weight distribution products while overall demand is softening. However, we believe this channel will not grow substantially as the retail channel continues to grow and take share in standard products and accessories.

2006 Second Quarter Results







($ in millions)

	Three Months Ended June 30, 2006	Three Months Ended June 30, 2005	Three Months Ended June 30, Variance	Six Months Ended June 30, 2006	Six Months Ended June 30, 2005	Six Months Ended June 30, Variance
Net Sales						
Packaging Systems	$ 53.9	$ 49.9	8.0%	$ 105.0	$ 97.1	8.1%
Energy Products	38.7	31.3	23.6%	78.7	64.9	21.3%
Industrial Specialties	47.1	46.1	2.2%	91.5	84.6	8.2%
RV & Trailer Products	51.5	52.3	(1.5%)	107.3	108.2	(0.8%)
Recreational Accessories	88.4	90.0	(1.8%)	170.1	174.9	(2.7%)
Total Net Sales	$ 279.6	$ 269.6	3.7%	$ 552.6	$ 529.7	4.3%
Operating Profit						
Packaging Systems	$ 10.1	$ 9.3	8.6%	$ 18.7	$ 16.7	12.0%
Energy Products	5.5	3.5	57.1%	11.4	8.5	34.1%
Industrial Specialties	9.9	10.2	(2.9%)	18.3	16.1	13.7%
RV & Trailer Products	6.4	6.8	(5.9%)	14.7	15.3	(3.9%)
Recreational Accessories	6.5	3.7	75.7%	10.9	7.5	45.3%
Corporate	(6.9)	(4.3)	60.5%	(13.2)	(9.9)	33.3%
Total Operating Profit	$ 31.5	$ 29.2	7.9%	$ 60.8	$ 54.2	12.2%
% Margin	*11.3%*	*10.8%*	*0.4%*	*11.0%*	*10.2%*	0.8%
Adjusted EBITDA [1]						
Packaging Systems	$ 13.3	$ 10.7	24.3%	$ 25.0	$ 20.8	20.2%
Energy Products	6.2	4.1	51.2%	12.7	9.8	29.6%
Industrial Specialties	11.1	11.4	(2.6%)	20.9	18.6	12.4%
RV & Trailer Products	8.3	8.5	(2.4%)	18.4	18.9	(2.6%)
Recreational Accessories	9.0	6.3	42.9%	15.9	12.7	25.2%
Segment Adjusted EBITDA	$ 47.9	$ 41.0	16.8%	$ 92.9	$ 80.8	15.0%
% Margin	*17.1%*	*15.2%*	*1.9%*	*16.8%*	*15.3%*	*1.6%*
Corporate expenses, management fee and other	(7.9)	(5.0)	58.0%	(15.1)	(11.3)	33.6%
Total Company Adjusted EBITDA	$ 40.0	$ 36.0	11.1%	$ 77.8	$ 69.5	11.9%
% Margin	*14.3%*	*13.4%*	*1.0%*	*14.1%*	*13.1%*	*1.0%*
Memo Items:						
Restructuring, consolidation and integration costs [2]	$ 0.3	$ 1.3	$ (1.0)	$ 0.7	$ 1.6	$ (0.9)

(1) The Company has established Earnings Before Interest, Taxes, Depreciation and Amortization ("EBITDA") as an indicator of our operating performance and as a measure of our cash generating capabilities. The Company defines "Adjusted EBITDA" as net income before cumulative effect of accounting change, interest, taxes, depreciation, amortization, non-cash asset and goodwill impairment write-offs, non-cash losses on sale-leaseback of property and equipment, legacy restricted stock award expense, and write-off of equity offering costs.

(2) Represents certain charges related to our consolidation, restructuring and integration activities intended to eliminate duplicative costs or achieve cost efficiencies related to integrating acquisitions or other restructurings related to expense reduction efforts. These costs and asbestos litigation defense costs are not eliminated in the determination of Company Adjusted EBITDA, however we would exclude these costs to better evaluate our underlying business performance.

TRIMAS
CORPORATION

13

TriMas Capitalization ($ in millions) At June 30, 2006, TriMas had $1.4 million in cash and approximately $77 million of available liquidity under our Amended and Restated Credit Agreement.

Amended & Restated Credit Agreement Summary







- Essentially the same-sized facility as the existing Agreement
- Extended maturities of the Revolver through December 2011 (from 2007) and Term Loan through December 2013 (from 2009)
- Pricing reduced 75 bps (Revolver) and 100 bps (Term), expect 2007 full year savings to exceed $3.0 million.
  - 50 bps further reduction with IPO and pay down of $100 million of term loan or senior subordinated notes. (Additional expected annual savings of approximately $1.5 million)
- Relaxed financial covenant strip agreed to through maturity with appropriate levels of cushion built-in
- EBITDA definition includes new add-backs for:
  - $10 million for discontinued operations
  - Losses associated with lease prepayments using IPO proceeds or related to sale of discontinued operations
  - Reload of acquisition integration and cost savings baskets, increasing with IPO
- Baskets generally:
  - Increase vs. prior agreement, and
  - Increase further with IPO
- Rating Agencies' Update

	Moody's		**Standard & Poor's**	
	From	To	From	To
Senior Credit Facility	**B2**	**B1**	**B**	**B+**
Corporate Rating	*Affirmed at B2*		*Affirmed at B*	
Outlook	*Affirmed at stable*		**Negative**	**Stable**
Subordinated notes	*Affirmed at Caa1*		*Affirmed at CCC+*	

TRIMAS CORPORATION

15

Summary TriMas had a solid second quarter. TriMas improved earnings and reduced debt. Earnings momentum has been firmly re-established within TriMas. The Company and our team are focused on continued earnings improvement and debt reduction. Strengthening our balance sheet remains our number one tactical objective. Free cash flow Selected asset dispositions TriMas continues to see great growth opportunities across our portfolio. Economic outlook appears positive for the majority of our companies but we are closely watching short-term demand in the end markets of our Recreational Accessories and RV & Trailer Products businesses. TriMas’ goal is very simple -- drive credibility via performance, lower our debt and continue to build our Company with discipline.

Q & A

Appendix

Condensed Balance Sheet







($ in millions)

	June 30, 2006	Dec. 31, 2005
Assets		
Current Assets:		
Cash & Cash Equivalents	$ 1.4	$ 3.7
Receivables	104.7	90.0
Inventories	157.9	148.4
Deferred Income Taxes	20.1	20.1
Prepaid Expenses and Other Current Assets	7.5	7.1
Assets of discontinued operations held for sale	43.3	46.7
Total Current Assets	334.9	316.0
Property & Equipment, Net	164.1	164.3
Goodwill	650.7	644.8
Other Intangibles, Net	249.0	255.2
Other Assets	45.7	48.2
Total Assets	$ 1,444.4	$ 1,428.5
Liabilities and Shareholders' Equity		
Current Liabilities:		
Current Maturities, Long-Term Debt	$ 7.8	$ 13.8
Accounts Payable	114.2	111.3
Accrued Liabilities	73.0	62.8
Due to Metaldyne	4.8	4.8
Liability of discontinued operations	33.3	38.4
Total Current Liabilities	233.1	231.1
Long-Term Debt	713.7	713.9
Deferred Income Taxes	95.7	96.0
Other Long-Term Liabilities	34.4	34.7
Due to Metaldyne	3.5	3.5
Total Liabilities	1,080.4	1,079.2
Total Shareholders' Equity	364.0	349.3
Total Liabilities and Shareholders' Equity	$ 1,444.4	$ 1,428.5

- At June 30, 2006, TriMas had $1.4 million of cash and approximately $77 million of available liquidity under our Amended and Restated Credit Agreement.
- Receivables and debt reduced $52.0 million and $37.3 million at June 30, 2006 and December 31, 2005, respectively, as receivables securitization is "off-balance sheet."

TRIMAS CORPORATION

19

Statement of Operations For the Three Months Ended June 30, (unaudited - $ in millions)

Statement of Operations(cont’d) For the Three Months Ended June 30, (Unaudited - $ in millions, except per share amounts)

Cash Flow Highlights For the Six Months Ended June 30, (Unaudited - $ in millions)

Reconciliation of Non-GAAP Measure Adjusted EBITDA (1) The Company defines Adjusted EBITDA as net income (loss) before interest, taxes, depreciation, amortization, non-cash asset and goodwill impairment write-offs, non-cash losses on sale-leaseback of property and equipment and legacy stock award expense. Lease expense and non-recurring charges are included in Adjusted EBITDA and include both cash and non-cash charges related to restructuring and integration expenses. In evaluating our business, management considers and uses Adjusted EBITDA as a key indicator of financial operating performance and as a measure of cash generating capability. Management believes this measure is useful as an analytical indicator of leverage capacity and debt servicing ability, and uses it to measure financial performance as well as for planning purposes. However, Adjusted EBITDA should not be considered as an alternative to net income, cash flow from operating activities or any other measures calculated in accordance with U.S. GAAP, or as an indicator of operating performance. The definition of Adjusted EBITDA used here may differ from that used by other companies. (1) (Unaudited - $ in millions)

Key Covenant Calculations ($ in millions)

LTM Bank EBITDA (1) (unaudited - $ in millions)